Exhibit 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports Financial Results for the Second Quarter 2019 and
Will Host Conference Call and Webcast on Tuesday, July 30, 2019
Burr Ridge, Illinois - (July 29, 2019) BankFinancial Corporation (Nasdaq - BFIN) (the “Company” or "BankFinancial") announced today that the Company reported net income of $807,000, or $0.05 per common share, for the three months ended June 30, 2019, compared to net income of $4.6 million, or $0.26 per common share, for the three months ended June 30, 2018. BankFinancial also reported net income of $4.4 million, or $0.28 per common share, for the six months ended June 30, 2019, compared to net income of $8.2 million, or $0.46 per common share, for the six months ended June 30, 2018. The reduction in net income reflected a $4.4 million loss resulting from the non-recourse sale of a $7.8 million Chicago commercial credit relationship during the second quarter of 2019 after the borrowers placed the going concern status of their business in jeopardy by failing to make excise tax payments in violation of their agreements with the State of Illinois.
For the second quarter of 2019, net interest income before provision for loan losses was stable at $13.1 million, a decline of 0.9% from the previous quarter. Deposit, loan and trust fee income increased $96,000, or 8.3%, from the previous quarter. Non-interest expense was $9.5 million, a decline of 6.2% from the previous quarter, due to lower compensation and benefits and lower occupancy costs.
The average yield on our loan and lease portfolio for the quarter ended June 30, 2019 was 4.76%, compared to an average loan and lease portfolio yield of 4.77% for the quarter ended March 31, 2019. The average yield on our securities portfolio increased to 2.80% for the quarter ended June 30, 2019, compared to an average yield of 2.67% for the quarter ended March 31, 2019. The average cost of retail and commercial deposits increased to 1.13% for the quarter ended June 30, 2019, compared to an average cost of 1.08% for the quarter ended March 31, 2019. The average cost of wholesale deposits and borrowings increased to 2.39% for the quarter ended June 30, 2019, compared to an average cost of 2.29% for the quarter ended March 31, 2019. Our net interest margin declined slightly to 3.60% for the quarter ended June 30, 2019, compared to 3.64% for the quarter ended March 31, 2019.
For the second quarter of 2019, commercial loans decreased by $18.6 million (10.8%) primarily due to the non-recourse loan sale and reduced line utilization by commercial equipment lessors. Multi-family real estate loans decreased by $14.4 million (2.3%), compared to March 31, 2019 due to lower originations volume and elevated payoffs due to project sales or cash-out refinances by other lenders. One-to-four residential real estate loan balances declined due to portfolio amortization and prepayments.
The ratio of nonperforming loans to total loans was 0.24% and the ratio of non-performing assets to total assets was 0.23% at June 30, 2019. Non-performing commercial-related loans represented 0.17% of total commercial-related loans.
We continued various steps to emphasize the origination of retail certificates of deposit because they align with our current interest rate risk management strategies better than retail money market accounts. As a result, retail certificate of deposit accounts increased by $7.4 million (2.2%) compared to March 31, 2019 and retail money market deposit accounts declined by $1.7 million (0.7%). Total wholesale deposits and borrowings declined by $19.1 million (17.6%) during the second quarter of 2019 as we utilized excess liquidity to pay off maturing wholesale deposits and borrowings.
The Company’s capital position remained strong with a Tier 1 leverage ratio of 11.04%. During the first half of 2019, we repurchased 1,107,550 common shares, which represented 6.7% of the common shares outstanding at December 31, 2018.
“The operating trends for the second quarter of 2019 were stable to positive. Although the loan sale adversely impacted net income for the quarter, we will continue our focus on our targets for selective loan and deposit portfolio growth, and restoring our positive trends in earnings and operating efficiency for the remainder of 2019. The loan sale decision reflects our firm belief that prompt and definitive action in loan portfolio management is essential to preserving the predictability of future earnings and achievement of the Company’s business plan objectives.” said F. Morgan Gasior, the Chairman and CEO of the Company.
The Company’s Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial's management will review second quarter 2019 results in a conference call and webcast for stockholders and analysts on Tuesday, July 30, 2019 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (844) 413-1780 using participant passcode 2366368. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page. For those unable to participate in the conference call, the webcast will be archived through Tuesday, August 13, 2019 on our website.
BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234